Prospectus Supplement No. 13	Filed pursuant to Rule 424(b)(3)
to Prospectus dated January 22, 2010	File No. 333-162712

INSPRO TECHNOLOGIES CORPORATION

This document supplements the prospectus, dated January 22, 2010, relating to offers and resales of up to 40,689,913 shares of our common stock, including 11,000,000 shares issuable upon the exercise of warrants, 1,250,000 shares of our preferred stock and warrants to purchase 25,000,000 shares of our common stock.  This prospectus supplement is incorporated by reference into the prospectus.  The prospectus was filed as part of our Registration Statement on Form S-1, as amended (File No. 333-162712).  This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

Appointment of New Director

On December 13, 2011, in accordance with our Bylaws, our board of directors voted to increase the size of the board from nine to ten members and appointed Michael Azeez to serve as a director to fill the vacancy created by such increase, effective as of December 13, 2011.

Mr. Azeez sits on the boards of several private companies and non profit organizations and he has significant executive and business development experience.

Mr. Azeez is a managing member of Azeez Investors, LLC, which is one of our shareholders and participated in our 2010 private placement, pursuant to which Azeez Investors, LLC purchased 200,000 units at a price per unit of $3.00, with each unit consisting of one share of our Series B Convertible Preferred Stock, and a warrant to purchase ten shares of our common stock at an initial exercise price of $0.15 per share, subject to adjustment.  The terms of the private placement are more fully described in our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 1, 2010.

Amendments to the Non Employee Director Compensation Plan

On December 13, 2011, prior to Mr. Azeez’s appointment to the board, the board voted to amend and restate our non employee director compensation plan to remove all equity compensation and annual cash retainer components from the director compensation plan and to increase the per board meeting cash fee from $1,000 to $1,500 per meeting to each attending director, effective January 1, 2012.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus any prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 16, 2011